Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated June 26, 2009

Relating to Preliminary Prospectus

Supplement dated June 26, 2009 to

Prospectus dated December 1, 2008

Registration No. 333-155794

UNITED AIR LINES, INC.

12.75% SENIOR SECURED NOTES DUE 2012

FINAL PRICING TERMS

Issuer:	United Air Lines, Inc.

Title of Security:	12.75% Senior Secured Notes Due 2012

Guarantor:	UAL Corporation

Principal Amount at Maturity:	$175,000,000

Price to Public:	90.07%

Aggregate Issue Price / Initial Aggregate Accreted Principal:	$157,622,500

Discount Amount:	$17,377,500

Maturity Date:	July 15, 2012

Interest Rate:	12.75%

Interest Payment Dates:	January 15, April 15, July 15 and October 15, beginning on October 15, 2009

Record Dates:	January 1, April 1, July 1 and October 1

Make-Whole Spread (used to calculate Make-Whole Amount):	0.75%

Post-Acceleration Rate:	19.00%

Yield/Discount Rate (used to calculate Accreted Principal):	17.00%

Accreted Principal:	Dates	Scheduled Payments	Accreted Principal(a)
	7/2/2009	$0.00	$157,622,500.00
	10/15/2009	$6,383,854.17	$158,928,475.76
	1/15/2010	$5,578,125.00	$160,104,805.21
	4/15/2010	$5,578,125.00	$161,331,128.62
	7/15/2010	$5,578,125.00	$162,609,570.73
	10/15/2010	$5,578,125.00	$163,942,346.58
	1/15/2011	$5,578,125.00	$165,331,765.35
	4/15/2011	$5,578,125.00	$166,780,234.38
	7/15/2011	$5,578,125.00	$168,290,263.28
	10/15/2011	$5,578,125.00	$169,864,468.36
	1/15/2012	$5,578,125.00	$171,505,577.09
	4/15/2012	$5,578,125.00	$173,216,432.89
	7/15/2012	$180,578,125.00	$175,000,000.00
	(a) Assuming there has been no prepayment of principal on the Notes.

Trade Date:	June 26, 2009

Expected Settlement Date:	T + 4; July 2, 2009

CUSIP Number:	909279BE0

ISIN Number:	US909279BE09

Anticipated Ratings:	B2 by Moody’s Investors Service, Inc. B+ by Standard & Poor’s Ratings Services

Joint Bookrunners and Structuring Agents:	Goldman, Sachs & Co. Citigroup Global Markets Inc.

Underwriting Commission:	$3,500,000

Concession to Selling Group Members:	0.0%

Discount to Broker/Dealers:	0.0%

The following amendments are made to our Preliminary Prospectus Supplement dated June 26, 2009:

•

The period by which United is required to either provide additional collateral or redeem some or all of the Notes in order to comply with the Maximum Collateral Ratio, the Minimum Section 1110 Collateral Ratio or the Minimum Rotable/Repairable Ratio, as applicable, in the event that United is not in compliance with the Maximum Collateral Ratio, the Minimum Section 1110 Collateral Ratio or the Minimum Rotable/Repairable Ratio, as applicable, will be reduced from 90 days to 45 days.

•

The period by which United is required to redeem the Notes in the required amount, if a Fleet Reduction has occurred, will be reduced from 90 days after such occurrence to 45 days after such occurrence.

•

The total amount of Cash Collateral in aggregate that United may provide to the Trustee, in order to comply with the Maximum Collateral Ratio, the Minimum Section 1110 Collateral Ratio or the Minimum Rotable/Repairable Ratio, as applicable, after non-compliance, will be reduced from $45,000,000 to $20,000,000.

•

The period that United will take such other action as is necessary to satisfy the Maximum Collateral Ratio, the Minimum Section 1110 Collateral Ratio or the Minimum Rotable/Repairable Ratio, as applicable, after providing Cash Collateral to meet the Maximum Collateral Ratio, the Minimum Section 1110 Collateral Ratio or the Minimum Rotable/Repairable Ratio, as applicable, will be reduced from 90 days to 45 days.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus and prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement relating to this offering and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement relating to this offering if you request it by calling Goldman, Sachs & Co. toll free at 1-866-471-2526 or Citigroup Global Markets Inc. at 212-723-6230.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers were automatically generated as a result of this communication being sent via Bloomberg or another email system.

2